Exhibit 99.1

Investor Contact:	Tripp Sullivan	Media Contact:	Joy Sutton
	SCR Partners		(615) 587-7728
	(615) 760-1104		Mediarequest@contactAAC.com
IR@contactAAC.com

AAC Holdings, Inc. Reports Third Quarter 2017 Results

BRENTWOOD, Tenn. – (November 1, 2017) AAC Holdings, Inc. (NYSE: AAC) announced its results for the third quarter ended September 30, 2017.

Third Quarter 2017 Operational and Financial Highlights:

(All comparisons are to the comparable prior-year period, unless otherwise noted)

•	Total revenue increased 14% to $80.4 million
•	Average daily residential revenue (ADR) increased 48% to $925 and average revenue per outpatient visit (ARV) increased 33% to $437
•	Total average daily census increased to 974 compared with 967
•	Outpatient visits increased 21% to 18,491
•

Net income available to AAC Holdings, Inc. common stockholders was $0.8 million, or $0.03 per diluted common share, compared with a net loss available to AAC Holdings, Inc. common stockholders of $2.5 million, or $(0.11) per diluted common share

•	Adjusted EBITDA increased 24% to $14.9 million (see non-GAAP reconciliation herein)
•	Adjusted earnings per diluted common share was $0.12 compared with $0.19 per diluted common share (see non-GAAP reconciliation herein)
•	Days sales outstanding decreased by 7 days from the prior sequential quarter (third quarter of 2017 compared with second quarter of 2017)

“We believe that our continued focus on delivering exceptional clinical quality, driving profitable growth and achieving operating efficiencies resulted in our increased revenue, improved profitability and enhanced cash flows from operating activities,” noted Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings, Inc. “By completing the sale-leaseback, increasing the size of our revolver and securing the necessary financing for the pending AdCare acquisition, we believe that we have strengthened our balance sheet, reduced leverage and are well positioned to fund our continued growth.”

Acquisition Activity

On September 13, 2017, the Company reached a definitive agreement to acquire AdCare, Inc., its affiliates and associated real estate assets (collectively, “AdCare”) for total consideration of $85.0 million. The transaction is currently anticipated to close in the first half of 2018 and is subject to regulatory review and customary closing conditions. The transaction is anticipated to be financed through a combination of proceeds from the issuance of an incremental term loan under the Company's senior secured loan facility, cash on hand, seller financing and $5.0 million of restricted shares of the Company’s common stock.

On October 6, 2017, we secured a $65.0 million acquisition financing commitment from Credit Suisse Securities (USA) LLC in conjunction with a senior secured incremental term loan facility arranged by Credit Suisse Securities (USA) LLC, Deutsche Bank Securities, BMO Capital Markets Corp. and Whitney Bank (d/b/a Hancock Bank). Upon closing, the proceeds from the incremental term loan facility will be used to fund AAC's proposed acquisition of AdCare, Inc.

Sale-Leaseback

On August 9, 2017, the Company closed on a sale-leaseback transaction with MedEquities Realty Operating Partnership, LP, a subsidiary of MedEquities Realty Trust, Inc., for $25.0 million in which subsidiaries of the Company sold two outpatient facilities and two sober living facilities. Simultaneously, the Company, through its subsidiaries, entered into a 15-year operating lease with an initial annual rent amount of $2.2 million.

Third Quarter 2017 compared with Third Quarter 2016

AAC breaks down its revenues between client related revenue and non-client related revenue. Client related revenue includes: (1) residential treatment facility services and related professional services; (2) outpatient facility services, related professional services and sober living services; and (3) client related diagnostic services, which includes point of care drug testing and client related diagnostic laboratory services. Non-client related revenue includes marketing and diagnostic services provided to third parties. Prior-period results have been conformed to the current-period presentation.

Total revenue increased 14% to $80.4 million compared with $70.5 million in the same period in the prior year.

Residential treatment facility revenue increased 31% to $64.2 million compared with $49.0 million in the same period in the prior year. Our ADR increased 48% to $925 compared with $624 in the same period in the prior year.

Outpatient and sober living facility revenue increased 62% to $8.1 million compared with $5.0 million in the same period in the prior year. ARV increased 33% to $437 compared with $329 in the same period in the prior year.

The increases in our residential ADR and our ARV are a result of improved billing and collections activity and, with respect to residential ADR, an increase in billed days at higher levels of care.

Client related diagnostic services revenue, which includes point of care drug testing revenue and client related diagnostic laboratory services revenue, was down 62% to $5.6 million compared with $14.8 million in the same period in the prior year. The decrease in client related diagnostic services is a result of previously anticipated lower reimbursements combined with a shift in the mix of client related diagnostic services from higher cost tests to lower cost tests.

Non-client related revenue increased 22% to $2.5 million compared with $2.0 million in the same period in the prior year.

Operating expenses, as a percentage of total revenues, decreased by 10% from the prior year. This was primarily the result of a decrease in salaries, wages and benefits, advertising and marketing, and professional fees as partially offset by an increase in the provision for doubtful accounts as a percentage of revenues. Salaries, wages and benefits, as a percentage of total revenues, were 46% compared with 52% in the prior year. Advertising and marketing expense as a percentage of total revenues, was 4% compared with 7% in the prior year. Professional fees as a percentage of total revenues, were 5% compared with 8% in the prior year. The provision for doubtful accounts as a percentage of total revenues, was 12% compared with 7% in the prior year.

Net income available to AAC Holdings, Inc. common stockholders was $0.8 million, or $0.03 per diluted common share, compared with net loss available to AAC Holdings, Inc. common stockholders of $2.5 million, or $(0.11) per diluted common share, in the prior-year period.

Adjusted EBITDA increased 24% to $14.9 million compared with $12.1 million for the same period in the prior year. Adjusted net income available to AAC Holdings, Inc. common stockholders decreased to $2.7 million, or $0.12 per diluted common share, compared with $4.3 million, or $0.19 per diluted common share, for the same period in the prior year. Adjusted EBITDA, adjusted net income available to AAC Holdings, Inc. common stockholders, and adjusted diluted earnings per share are non-GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures, net income (loss) available to AAC Holdings, Inc. common stockholders, and diluted earnings (loss) per common share, are included in this release.

De Novo Activity and Bed Expansion Pipeline

At New Orleans East Hospital, 36 beds providing detoxification and residential treatment services became operational and began serving clients on October 11, 2017.

As part of our initiative to treat higher acuity clients at our Laguna Treatment Hospital, effective August 31, 2017, the Company consolidated the operations of our 58-bed Forterus facility in Temecula, California, with our Laguna facility. All programming, treatment, detoxification and sober living is now being coordinated through the Laguna facility.

In addition, we relocated our Recovery First West Palm facility from West Palm Beach, Florida to Fort Lauderdale, Florida in August 2017. By relocating Recovery First West Palm closer to our Recovery First facility, we expect to gain additional operational efficiencies. Recovery First West Palm is now known as Recovery First Fort Lauderdale East.

At Resolutions Arlington, we currently anticipate increasing available sober living beds from 80 to 155 by mid-year 2018.

We expect development of the 150-bed residential treatment center in Ringwood, New Jersey to be completed by the end of 2018.

Balance Sheet and Cash Flows

As of September 30, 2017, AAC Holdings’ balance sheet reflected cash and cash equivalents of $16.4 million, net property and equipment of $151.8 million and total debt of $202.6 million, net of debt issuance costs of $7.3 million.

Due to the nature of the sale-leaseback transaction between MedEquities and the Company, the sale does not qualify for sale-leaseback accounting under GAAP. Therefore, the sale-leaseback facilities remain on the Company’s balance sheet and continue to be depreciated over the original life of the asset. The Company accounted for the $25.0 million of proceeds, less $0.4 million of transaction costs, as a financing lease obligation which is excluded from our debt covenant calculations.

Capital expenditures in the third quarter of 2017 totaled $8.5 million. Cash flows provided by operations totaled $5.6 million for the third quarter of 2017 compared with cash flows used in operations of $5.0 million in the prior year period. Days sales outstanding (“DSO”) was 106 for the third quarter of 2017 compared with 113 for the second quarter of 2017 and 105 for the prior-year period. Our DSO continues to be negatively impacted by increased documentation requests from commercial payors prior to payment and slower collections related to laboratory services. However, our cash collections in the third quarter increased 11% from the second quarter of 2017 and 23% from the first quarter of 2017 helping to reduce our DSO as of September 30, 2017. The provision for doubtful accounts was 12% of total revenues for the third quarter of 2017 compared with 7% of total revenues for the prior year period.

2017 Outlook

AAC maintains its previously issued guidance for total revenue of $295 million to $305 million and updates the composition of that revenue guidance as follows:

•

Residential treatment facility revenue of approximately $224 million to $229 million based on an average daily residential census of 795 to 805 and an ADR of $800 to $805 (excludes point of care drug testing and diagnostic lab services)

•

Outpatient and sober living facility revenue of approximately $26 million to $28 million based on total outpatient visits of 67,000 to 70,000 and an ARV of $385 to $400 (excludes point of care drug testing and diagnostic lab services)

•	Client related diagnostic services revenue, including point of care drug testing revenue and client related diagnostic lab services revenue, of approximately $36 million to $38 million
•	Non-client related revenue of approximately $9 million to $10 million related to Referral Solutions Group, our marketing subsidiary, and third-party laboratory services

AAC maintains its previously issued full year guidance for adjusted EBITDA of $52 million to $54 million and its full year guidance for adjusted earnings per diluted common share of $0.50 to $0.58. The Company expects an annual effective tax rate of 28% to 30% and diluted weighted-average common shares outstanding of approximately 23 million for the year.

This outlook does not include the impact of any future acquisitions, transaction-related costs, litigation settlement and expenses related to legal defenses.

With respect to our “2017 Outlook” above, reconciliation of adjusted EBITDA and adjusted earnings per diluted common share guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including de novo start-up and other expense and acquisition-related expenses. We expect these adjustments may have a potentially significant impact on our future GAAP financial results.

Earnings Conference Call

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Thursday, November 2, 2017, at 10:00 a.m. CT to discuss financial results, business highlights and 2017 guidance. The number to call for this interactive teleconference is (412) 542-4144. A replay of the conference call will be available through November 9, 2017, by dialing (412) 317-0088 and entering the replay access code, 10113678.

The live audio webcast of the Company’s quarterly conference call will be available online at ir.americanaddictioncenters.org. The online replay will be available on the website one hour after the call.

About American Addiction Centers

American Addiction Centers is a leading provider of inpatient and outpatient substance abuse treatment services. We treat clients who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We currently operate substance abuse treatment facilities located throughout the United States. These facilities are focused on delivering effective clinical care and treatment solutions. For more information, please find us at AmericanAddictionCenters.org or follow us on Twitter.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning AAC Holdings, Inc.’s (collectively with its subsidiaries; “AAC Holdings” or the “Company”) possible or assumed future results of operations, including descriptions of AAC Holdings’ revenues, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward-looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to operate our facilities; (ii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iii) a reduction in reimbursement rates by certain third-party payors for inpatient and outpatient services and point-of-care and definitive lab testing; (iv) an increase in our provision for doubtful accounts based on the aging of receivables;  (v) our failure to successfully achieve growth through acquisitions and de novo projects; (vi) uncertainties regarding the timing of the closing of acquisitions, including the AdCare acquisition and the ability to obtain the requisite financing on the expected terms; (vii) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of an acquisition, including the AdCare acquisition; (viii) our failure to achieve anticipated financial results from contemplated and prior acquisitions; (ix) a disruption in our ability to perform clinical diagnostic laboratory services; (x) maintaining compliance with applicable regulatory authorities, licensure and permits to operate our facilities and lab; (xi) a disruption in our business and reputation and potential economic consequences with the civil securities claims brought by shareholders; (xii) our inability to meet our covenants in the loan documents; (xiii) our inability to integrate newly acquired facilities; and (xiv) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward-looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward looking statements.

AAC HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues
Client related revenue	$77,948	$68,491	$224,859	$199,423
Non-client related revenue	2,476	2,037	6,646	7,995
Total revenues	80,424	70,528	231,505	207,418

Operating expenses
Salaries, wages and benefits	36,709	36,479	107,989	104,641
Client related services	6,598	7,040	19,622	17,459
Provision for doubtful accounts	9,682	4,794	25,765	15,220
Advertising and marketing	3,074	4,687	10,115	13,593
Professional fees	3,641	5,278	9,322	13,454
Other operating expenses	8,306	7,757	25,294	21,708
Rentals and leases	2,105	2,108	5,839	5,532
Depreciation and amortization	5,218	4,629	15,745	12,769
Acquisition-related expenses	370	468	595	2,428
Total operating expenses	75,703	73,240	220,286	206,804
Income (loss) from operations	4,721	(2,712)	11,219	614
Interest expense, net	5,492	1,927	11,072	5,850
Loss on extinguishment of debt	—	—	5,435	—
Other expense, net	49	130	77	87
Loss before income tax benefit	(820)	(4,769)	(5,365)	(5,323)
Income tax benefit	456	758	459	885
Net loss	(364)	(4,011)	(4,906)	(4,438)
Less: net loss attributable to noncontrolling interest	1,126	1,486	3,149	3,371
Net income (loss) available to AAC Holdings, Inc. common stockholders	$762	$(2,525)	$(1,757)	$(1,067)

Basic (loss) earnings per common share	$0.03	$(0.11)	$(0.08)	$(0.05)
Diluted (loss) earnings per common share	$0.03	$(0.11)	$(0.08)	$(0.05)
Weighted-average common shares outstanding:
Basic	23,331,414	22,957,834	23,246,353	22,607,194
Diluted	23,469,985	22,957,834	23,246,353	22,607,194

AAC HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(Dollars in thousands)

	September 30,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$16,412	$3,964
Accounts receivable, net of allowances	92,547	87,334
Prepaid expenses and other current assets	6,030	5,181
Total current assets	114,989	96,479
Property and equipment, net	151,769	141,307
Goodwill	134,396	134,396
Intangible assets, net	9,169	10,356
Deferred tax assets	1,579	598
Other assets	5,664	748
Total assets	$417,566	$383,884

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,732	$9,155
Accrued and other current liabilities	24,633	26,742
Current portion of long-term debt	4,736	9,445
Total current liabilities	35,101	45,342
Long-term debt, net of current portion and debt issuance costs	197,872	179,661
Financing lease obligation, net of current portion	24,398	—
Other long-term liabilities	3,836	4,093
Total liabilities	261,207	229,096

Stockholders’ equity	169,826	165,106
Noncontrolling interest	(13,467)	(10,318)
Total stockholders’ equity including noncontrolling interest	156,359	154,788
Total liabilities and stockholders’ equity	$417,566	$383,884

AAC HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(Dollars in thousands)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Cash flows from operating activities:
Net loss	$(4,906)	$(4,438)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	25,765	15,220
Depreciation and amortization	15,745	12,769
Equity compensation	6,048	6,840
Loss on disposal of property and equipment	—	163
Loss on extinguishment of debt	5,435	—
Amortization of debt issuance costs	949	404
Deferred income taxes	(981)	(904)
Changes in operating assets and liabilities:
Accounts receivable	(30,978)	(32,867)
Prepaid expenses and other assets	(703)	1,387
Accounts payable	(3,423)	1,973
Accrued liabilities	1,336	949
Other long-term liabilities	(257)	(180)
Net cash provided by operating activities	14,030	1,316
Cash flows from investing activities:
Purchase of property and equipment	(27,186)	(29,985)
Acquisition of subsidiaries, net of cash acquired	—	(19,150)
Net cash used in investing activities	(27,186)	(49,135)
Cash flows from financing activities:
Payments on 2015 Credit Facility and Deerfield Facility, net of borrowings on 2015 Credit Facility revolver	(193,094)	44,117
Proceeds from 2017 Revolving Facility, net	(5,331)	—
Proceeds from 2017 Term Loan, net	201,012	—
Proceeds from financing lease obligation, net	24,617	—
Payments on capital leases	(596)	(577)
Payment of employee taxes for net share settlement	(1,004)	—
Repayment of long-term debt — related party	—	(1,195)
Net cash provided by financing activities	25,604	42,345
Net change in cash and cash equivalents	12,448	(5,474)
Cash and cash equivalents, beginning of period	3,964	18,750
Cash and cash equivalents, end of period	$16,412	$13,276

AAC HOLDINGS, INC.
OPERATING METRICS
Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Operating Metrics:
New admissions[1]	3,057	3,258	9,281	8,771
Average daily residential census[2]	755	853	787	813
Average daily sober living census[3]	219	114	177	94
Total average daily census	974	967	964	907
Average episode length (days)[4]	28	27	28	28
Average daily residential revenue[5]	$925	$624	$817	$622
Average net daily residential revenue[6]	$857	$594	$749	$586
Revenue per admission[7]	$25,498	$21,022	$24,228	$22,737
Outpatient visits[8]	18,491	15,299	50,504	33,356
Average revenue per outpatient visit[9]	$437	$329	$397	$329
Client related diagnostic services[10]	7%	22%	13%	25%
Residential bed count at end of period[11]	971	1,140	971	1,140
Effective residential bed count at end of period[12]	949	1,057	949	1,057
Average effective residential bed utilization[13]	75%	82%	77%	83%
Days sales outstanding (DSO)[14]	106	105	109	106

1  Represents total client admissions at our owned and leased residential facilities for the period presented.

2  Represents average daily client census at all of our residential facilities.

3   Represents average daily client census at Resolutions Oxford, Resolutions Las Vegas and Resolutions Arlington.

4 Average episode length is the consecutive number of days from admission to discharge that a client stays at an AAC residential facility and, when applicable, an AAC sober living facility.

5  Average daily residential revenue is calculated as total revenues from all of our owned and leased residential facilities, less client related diagnostic services revenue, during the period divided by the product of the number of days in the period multiplied by average daily residential census.

6  Average net daily residential revenue is calculated as total revenues from all of our owned and leased residential facilities, less client related diagnostic services revenue, and less provision for doubtful accounts during the period, divided by the product of the number of days in the period multiplied by average daily residential census.

7  Revenue per admission is calculated by dividing client related revenue by new admissions. This metric includes community based revenue.

8  Represents the total number of outpatient visits at our standalone outpatient centers during the period.

9  Average revenue per outpatient visit is calculated as total revenues from all of our owned and leased standalone outpatient facilities, less client related diagnostic services revenue, during the period divided by the number of outpatient visits during the period.

10  Client related diagnostic services revenue, as a percentage of client related revenue, includes point-of-care and client related diagnostic laboratory services.

11  Residential bed count at end of period includes all beds at owned and leased inpatient facilities.

12  Effective bed count at end of period represents the number of beds for which our facilities are staffed based on planned census.

13  Average effective residential bed utilization represents average daily residential census divided by the average effective residential bed count during the quarter.

14  Days sales outstanding is calculated as accounts receivable, net of allowance for doubtful accounts, at the end of the period divided by revenues per day. Revenues per day is calculated by dividing revenues for the period by the number of days in the period.

AAC HOLDINGS, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
Unaudited
(Dollars in thousands)
Reconciliation of Adjusted EBITDA to Net Income (Loss) Available to AAC Holdings, Inc. Common Stockholders

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income (loss) available to AAC Holdings, Inc. common stockholders	$762	$(2,525)	$(1,757)	$(1,067)
Non-GAAP Adjustments:
Interest expense	5,492	1,927	11,072	5,850
Depreciation and amortization	5,218	4,629	15,745	12,769
Income tax benefit	(456)	(758)	(459)	(885)
Net loss attributable to noncontrolling interest	(1,126)	(1,486)	(3,149)	(3,371)
Stock-based compensation and related tax reimbursements	1,859	2,064	6,048	6,839
Litigation settlement and California matter related expense	442	3,961	1,003	7,597
Acquisition-related expense	470	688	784	2,846
De novo start-up and other expense	584	3,163	4,866	5,268
Employee severance expense	996	—	1,785	—
Loss on extinguishment of debt	—	—	5,435	—
Facility closure operating losses and expense	706	404	706	771
Adjusted EBITDA	$14,947	$12,067	$42,079	$36,617

Adjusted EBITDA, adjusted net income available to AAC Holdings, Inc. common stockholders, and adjusted diluted earnings per common share (herein collectively referred to as "Non-GAAP Disclosures") are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the U.S. Securities and Exchange Commission, each of which are defined below. Management believes the Non-GAAP Disclosures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. We believe the Non-GAAP Disclosures also enhance investors’ ability to compare period-to-period financial results.  The Non-GAAP Disclosures should not be considered as measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). The items excluded from the Non-GAAP Disclosures are significant components in understanding and assessing our financial performance and should not be considered as an alternative to net income or other financial statement items presented in the condensed consolidated financial statements. Because the Non-GAAP Disclosures are not measures determined in accordance with GAAP, the Non-GAAP Disclosures may not be comparable to other similarly titled measures of other companies.

Management defines adjusted EBITDA as net income (loss) available to AAC Holdings, Inc. common stockholders adjusted for interest expense, depreciation and amortization expense, income tax benefit, net loss attributable to noncontrolling interest, stock-based compensation and related tax reimbursements, litigation settlement and California matter related expense, acquisition-related expense (which includes professional services for accounting, legal, valuation services and licensing expenses), de novo start-up and other expenses, employee severance expense, loss on extinguishment of debt, and facility closure operating losses and expense.

AAC HOLDINGS, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
Unaudited
(Dollars in thousands, except per share amounts)
Reconciliation of Adjusted Net Income Available to AAC Holdings, Inc. Common Stockholders to Net Income (Loss) Available to AAC Holdings, Inc. Common Stockholders

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income (loss) available to AAC Holdings, Inc. common stockholders	$762	$(2,525)	$(1,757)	$(1,067)
Non-GAAP Adjustments:
Litigation settlement and California matter related expense	442	3,961	1,003	7,597
Acquisition-related expense	470	688	784	2,846
De novo start-up and other expense	584	3,163	4,866	5,268
Employee severance expense	996	—	1,785	—
Loss on extinguishment of debt	—	—	5,435	—
Facility closure operating losses and expense	706	404	706	771
Income tax effect of non-GAAP adjustments	(1,248)	(1,366)	(1,248)	(2,613)
Adjusted net income available to AAC Holdings, Inc. common stockholders	$2,712	$4,325	$11,574	$12,802
Weighted-average common shares outstanding - diluted	23,469,985	22,957,834	23,246,353	22,607,194
GAAP diluted earnings (loss) per common share	$0.03	$(0.11)	$(0.08)	$(0.05)
Adjusted diluted earnings per common share	$0.12	$0.19	$0.50	$0.57

Management defines adjusted net income available to AAC Holdings, Inc. common stockholders as net income (loss) available to AAC Holdings, Inc. common stockholders adjusted for litigation settlement and California matter related expense, acquisition-related expense (which includes professional services for accounting, legal, valuation services and licensing expenses), de novo start-up and other expenses, employee severance expense, loss on extinguishment of debt, facility closure operating losses and expense, and the income tax effect of the non-GAAP adjustments at the then applicable effective tax rate.

Adjusted diluted earnings per common share represents diluted earnings per common share calculated using adjusted net income available to AAC Holdings, Inc. common stockholders as opposed to net income available to AAC Holdings, Inc. common stockholders.

With respect to our “2017 Outlook” above, reconciliation of adjusted EBITDA and adjusted earnings per diluted common share guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including acquisition-related expenses and de novo start-up and other expense. We expect these adjustments may have a potentially significant impact on our future GAAP financial results.